Exhibit 99

ROCKY BRANDS, INC. ANNOUNCES NEW SHARE REPURCHASE PROGRAM

NELSONVILLE, Ohio, March 4, 2019 – Rocky Brands, Inc. (Nasdaq: RCKY) today announced that its board of directors has approved a new share repurchase program of up to $7,500,000 of the Company’s outstanding common stock, no par value per share. This repurchase program replaces the previous repurchase program authorized by the board of directors that expired on March 1, 2019.

Repurchases under the Company’s new program will be made in open market or privately negotiated transactions in compliance with Securities and Exchange Commission Rule 10b-18, subject to market conditions, applicable legal requirements, and other relevant factors.  This share repurchase plan does not obligate the Company to acquire any particular amount of common stock, and it may be suspended at any time at the Company’s discretion.

About Rocky Brands, Inc.

Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky®, Georgia Boot®, Durango®, Lehigh®, and the licensed brand Michelin®.

Safe Harbor Language

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management. These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2017 (filed March 12, 2018) and quarterly reports on Form 10-Q for the periods ended March 31, 2018 (filed May 9, 2018), June 30, 2018 (filed August 3, 2018), and September 30, 2018 (filed October 30, 2018).  One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

ROCKY BRANDS, INC.

Company Contact:Thomas D. Robertson                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                              Chief Financial Officer

(740) 753-1951

Investor Relations:Brendon Frey

ICR, Inc.

(203) 682-8200